June 3, 2003                                          FOR IMMEDIATE RELEASE
                                                      Contact: Philip Paras, CFO
                                                              (315-926-8100)


PRESS RELEASE

     Seneca Foods Corporation reported net sales for the fiscal year ended March 31, 2003, totaling $644,379,000 versus $651,075,000 for the comparable period last year. The current year's net earnings were $9,050,000 or $.88 per diluted share, compared with $1,140,000 or $.11 per diluted share, last year. Year-to-date pre-tax results include other expense of $4,719,000 related to a non-cash impairment charge attributable to certain fixed assets removed from service. Prior year year-to-date results include other expenses of $1,011,000, which is a charge for severance of $321,000 and a non-cash impairment accrual of $690,000.

     For the quarter ended March 31, 2003, net sales totaled $101,888,000 versus $104,650,000 for the comparable period last year. The current quarter's net earnings were $1,881,000 or $.18 per diluted share as compared with $552,000, or $.05 per diluted share last year.

     On May 27, 2003, the Company completed the acquisition of the membership interest in Chiquita Processed Foods, L.L.C. from Chiquita Brands International, Inc. for $126.1 million plus the assumption of $51.9 million of bank debt and certain other liabilities. The acquisition of this canned vegetable business is expected to increase the Company's annual sales by approximately $250 million. The Company expects to sell several Chiquita Processed Foods plants to Lakeside Foods, Inc. (Manitowoc, Wisconsin), by the end of June. The sale of these plants is expected to generate approximately $50 million in cash proceeds, which will be used to pay down debt.

     Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby's(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), and Seneca(R) labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant(R) label. Seneca's common stock is traded on the Nasdaq National Stock Market under the symbols "SENEA" and "SENEB".

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

                                                          Seneca Foods Corporation
                                                  Consolidated Statements of Net Earnings

                                               For the Periods Ended March 31, 2003 and 2002
                                                (In thousands of dollars, except share data)

                                                                               Quarter                         Year-to-Date
                                                                   ----------------------------        ---------------------------
                                                                       2003            2002               2003             2002
                                                                   -----------      -----------        ----------      -----------

Net sales                                                           $ 101,888        $ 104,650          $ 644,379       $ 651,075
                                                                   ===========      ===========        ===========     ===========

Other expense (notes 2 and 3)                                        $ (4,099)          $ (690)          $ (4,719)       $ (1,011)
                                                                   ===========      ===========        ===========     ===========

Earnings before income taxes                                          $ 2,931            $ 988           $ 14,559         $ 1,954

Income taxes                                                            1,050              436              5,509             814
                                                                    -----------    -----------      -------------    -------------
Net earnings                                                          $ 1,881            $ 552            $ 9,050         $ 1,140
                                                                   ===========      ===========        ===========     ===========
Basic earnings per share                                               $ 0.28           $ 0.08             $ 1.37          $ 0.17
                                                                   ===========      ===========        ===========     ===========
Diluted earnings per share                                             $ 0.18           $ 0.05             $ 0.88          $ 0.11
                                                                   ===========      ===========        ===========     ===========

Weighted average shares outstanding basic                           6,618,506        6,587,120          6,597,177       6,584,822

Weighted average shares outstanding diluted                        10,225,438       10,225,327         10,225,435      10,225,331

Note 1: The diluted earnings per share includes the effect of convertible shares.
Note 2: Other expense in the current quarter and year-to-date periods are non-cash impairment accruals.
Note 3: Other expense in the prior  year-to-date period is severance expense of $321,000 and an impairment accrual of $690,000.

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